Exhibit 99.1
February 3, 2009 Reston, VA
Stanley-Martin Communities, LLC (‘STANMA’)
Stanley-Martin Communities, LLC Reports Preliminary Results for 2008
Stanley-Martin Communities, LLC (‘Stanley-Martin’ or the ‘Company’) today announced preliminary and unaudited financial results for 2008.
The Company delivered 255 homes in 2008, down 9% from the 279 homes delivered in 2007. Homebuilding revenue (before Custom Home Services Fees and revenue from land sales) was $132.8 million in 2008, down 17% from $160.5 million in the same period in 2007.
The Company had Custom Home Services Fees of $6.6 million and $1.4 million for the years ended December 31, 2008 and 2007, respectively. The Company had $6.8 million revenue from land sales in 2008.
The Company had 268 net new orders in 2008, up 15% from 233 in the same period in 2007. The aggregate value of net new orders was $135.0 million for 2008, up 2%, compared to $132.3 million in the same period in 2007. Our average sales price for new orders fell 11% from $568,000 in 2007 to $504,000 in 2008.
At December 31, 2008, our backlog was 52 homes with an aggregate value of $26.7 million. At December 31, 2007, our backlog was 39 homes with an aggregate value of $24.5 million.
Market conditions for new homes remained challenged throughout the entire year 2008 due to a variety of factors, including weak consumer confidence, high used home inventory levels, increasing foreclosures, continued deflation, banking weakness, and more. As a result of the factors mentioned above, we expect to recognize significant fourth quarter asset impairments which will result in a loss for the quarter as well as for the year ended December 31, 2008.
The Company expects to miss the $35 million Tangible Net Worth requirement of our Senior Subordinated Notes. Upon missing the requirement at December 31, 2008, the Company would be required to obtain sufficient additional cash equity investment or to offer to repurchase 10% of the then outstanding Senior Subordinated notes at par (a “Repurchase Offer”). The Company is not required to make a Repurchase Offer to the extent that it has previously reacquired Senior Subordinated Notes with a principal amount in excess of the amount of notes required to be subject to the Repurchase Offer. To date, the Company repurchased $29.3 million (face amount) of its Senior Subordinated Notes. It used $12.9 million (face value) of the repurchased Senior Subordinated Notes to satisfy the Tangible Net Worth requirement at June 30, 2008. Therefore, there would be sufficient repurchased Senior Subordinated Notes to meet an obligation that would arise from our missing the Tangible Net Worth requirement in the fourth quarter of 2008 and no further action would be required of the Company.
During the fourth quarter of 2008, the Company sold its land holdings in West Virginia, President’s Pointe, to an outside joint venture for $3.5 million and obtained a non-controlling interest in the joint venture.
Certain statements in this press release may be considered forward looking statements. Forward looking statements including statements about the company’s outlook, growth opportunities, market orders, backlog, liquidity, and land position, as well as expected deliveries, revenues, earnings, margins, leverage, pricing, SG&A rate, land purchases and communities. In general, any statements contained in this conference call that are not statements of historical fact should be considered forward looking statements. We caution you that forward looking statements involve risks and uncertainties, and there are a number of factors that could cause our actual results to differ materially from those that are contained in or implied by these statements. For a list of certain of these factors, please see Annual Report on our Form 10-K filed with the Securities and Exchange Commission on March 28, 2008.